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                                                                     EXHIBIT 3.2


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                    INFORMATION MANAGEMENT ASSOCIATES, INC.,
                    ---------------------------------------

                           a Connecticut corporation



                                   Article I

          The name of the Corporation is Information Management Associates, Inc.


                                   Article II

          The registered office of the Corporation in the State of Connecticut is located at One Commercial Plaza, 280 Trumbull Street, Hartford, CT 06103-3597. The name of its registered agent at that address is CT Corporation System.


                                  Article III

          The purpose of the Corporation is to engage in any one or more lawful businesses in which a corporation which is organized under the Connecticut Business Corporation Act, as the same may be amended from time to time, or any successor act, may engage.


                                   Article IV

          The aggregate number of shares which the Corporation shall have authority to issue is Twenty Million Five Hundred Thousand (20,500,000) shares, of which Twenty Million (20,000,000) shall be Common Stock, without par value, and Five Hundred Thousand (500,000) shall be shares of Preferred Stock, without par value.

          Shares of one class or series may be issued as a share dividend in respect of shares of any other class or series.

          No shareholder of the Corporation shall, by reason of his holding shares of the Corporation, have any preemptive or preferential rights to subscribe for, purchase or receive any shares of the Corporation (or any obligation convertible into shares, or warrant, option or other instrument entitling the holder to purchase any shares of the
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Corporation) which the Corporation may issue or sell, whenever authorized, or out of the shares of the Corporation acquired by it after issuance.

     A.   Common Stock

          1.  Voting Rights.  The holder of each share of Common Stock shall
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have the right to one vote, and shall be entitled to notice of any shareholders'
meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law on all matters submitted to a vote at any meeting of shareholders.

          2.  Dividend Rights.  Subject to the rights of holders of shares of
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all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          3.  Dissolution Rights.  Subject to the rights of holders of shares of
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all classes of stock at the time outstanding having prior rights thereto, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

     B.   Preferred Stock.
          ---------------

          1.  General. The Preferred Stock may be issued from time to time in
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one or more series, as may be determined by the Board of Directors, with such distinctive designations, preferences, limitations and relative rights as may be determined by the Board of Directors before the issuance of any shares of such series within the limits set forth in section 33-665 of the Connecticut Business Corporation Act. Subject to the requirements of Section 33-666 of the Connecticut Business Corporation Act, the Board of Directors is expressly authorized to fix:

              a. The annual or other period dividend rate for such series, the dividend payment dates, the date from which dividends on all shares of such series issued shall be cumulative, and the extent of participation rights, if any;

              b. The redemption price or prices, if any, for such series and other terms and conditions on which such series may be retired and redeemed;

              c. The obligation, if any, of the Corporation to purchase and retire or redeem shares as a sinking fund or otherwise, and the terms and conditions of any such redemption;

              d. The designation and maximum number of shares of such series issuable;


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              e.  The rights to vote, if any, with holders of shares of any other class or series of stock and any right to vote as a separate voting group, either generally or as a condition to specified corporate action;

              f. The amount payable upon shares in event of involuntary liquidation;

              g. The amount payable upon shares in event of voluntary liquidation;

              h. The rights, if any, of the holders of shares of such series to convert such shares into shares of other classes or series of stock of the Corporation and the terms and conditions of any such conversion; and

              i. Such other rights as may be specified by the Board of Directors and not prohibited by law.

          All shares of Preferred Stock of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series as such may be amended from time to time pursuant to
Section 33-798 of the Connecticut Business Corporation Act, with those of other
series of Preferred Stock.   In case dividends on all shares of a particular
series of Preferred Stock for any quarterly dividend period are not paid in full, all such shares shall participate ratably in any partial payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled.


                                   Article V

          The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The Board of Directors of the Corporation shall consist of five (5) to fifteen (15) members as shall be fixed from time to time by, or in the manner provided in, the Bylaws.

          Upon the effective date of this Amended and Restated Certificate of Incorporation, the total number of Directors shall be divided into three (3) groups, with each group containing approximately the same percentage of the total, as near as may be. Directors designated Group I shall serve in the first instance until the first annual shareholders' meeting following the effective date of this Amended and Restated Certificate of Incorporation. Directors designated Group II and Group III shall serve in the first instance until the second and third shareholders' meetings following the effective date of this Amended and Restated Certificate of Incorporation, respectively. At each annual shareholders' meeting following the effective date of

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this Amended and Restated Certificate of Incorporation, Directors shall be elected for a term of three years to succeed those whose terms expire. Except in the case of resignation or removal, despite the expiration of a Director's term, he or she shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of Directors. The group designations, qualifications, and election of the Board of Directors, and the method of filling vacancies thereon, shall be as provided herein and in the Bylaws to the extent not inconsistent herewith.

          Subject to the rights of the holders of any series of Preferred Stock then outstanding, a Director may be removed only for cause at a meeting of shareholders called expressly for that purpose at which a quorum is present by the vote of at least two-thirds (2/3) of the votes entitled to be cast by each voting group entitled to vote in the election of Directors generally.


                                   Article VI

          The Board of Directors may make, alter or repeal the Bylaws of the Corporation, provided, however, that any provision of the Bylaws adopted or required to be adopted pursuant to the Connecticut Business Corporation Act by the shareholders of the Corporation may only be made, altered or repealed by the shareholders of the Corporation.


                                  Article VII

          The Directors of the Corporation shall be protected from personal liability to the fullest extent permitted from time to time under Connecticut law, including, without limitation, the Connecticut Business Corporation Act as the same may be amended or supplemented, and, accordingly, unless and until the relevant provisions of the Connecticut Business Corporation Act are amended or supplemented to further limit or extend the ability of the Corporation to limit the personal liability of Directors of the Corporation, the personal liability of a Director to the Corporation or its shareholders for monetary damages for breach of duty as a Director shall be limited to the amount of the compensation received by the Director for serving the Corporation during the year of the violation if such breach did not (A) involve a knowing and culpable violation of law by the Director, (B) enable the Director or an Associate, as defined in
Section 33-840 of the Connecticut Business Corporation Act, to receive an improper personal economic gain, (C) involve a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the Corporation, or (E) create liability under Section 33-757 of the Connecticut Business Corporation Act. The modification or repeal of this Article VII shall not affect the

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restriction hereunder of a Director's personal liability for any act or omission occurring prior to such modification or repeal.


                                  Article VIII

          The Corporation shall indemnify, to the fullest extent permitted by Sections 33-770 to 33-778 of the Connecticut Business Corporation Act, as the same may be amended or supplemented, all Directors and officers of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in his or her official capacity while holding such office and to action while serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and such indemnification shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation.

          In connection with the indemnification provided by Sections 33-770 to 33-778 of the Connecticut Business Corporation Act and under any Bylaw, agreement, vote of shareholders or disinterested Directors, or otherwise, the Corporation shall pay or reimburse the reasonable expenses incurred by a Director or officer who is a party to a proceeding in advance of final disposition of the proceeding if the requirements of Section 33-773 of the Connecticut Business Corporation Act are satisfied with respect to such Director or officer.

          Subject to the requirements of applicable law, in the event and to the extent of a general or specific action by the Board of Directors, the Corporation shall also indemnify and advance expenses to an employee or agent of the Corporation who is not a Director or officer to the same extent as to a Director or officer.

          Nothing in this Article VIII shall be deemed to limit the ability of the Corporation to indemnify or advance expenses to any person pursuant to contract, the Bylaws, or a general or specific action of the Board of Directors consistent with applicable law.

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                                 Article IX

          The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation. This Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed by a resolution adopted by the Board of Directors and, if shareholder approval is required by the Connecticut Business Corporation Act, the approval at a meeting of the shareholders of the Corporation by the affirmative vote of a majority of the votes entitled to be cast by each voting group entitled to vote on the matter, unless a greater vote is required; provided, however, that any amendment, alteration, change or repeal of Article V of this Amended and Restated Certificate of Incorporation shall be approved at such meeting by the affirmative vote of at least two-thirds (2/3) of the votes entitled to be cast by each voting group entitled to vote on the matter.

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